 Exhibit 99.2

[MBT Letterhead]

March __, 2014

Dear Shareholder:

Enclosed are the prospectus dated March 11, 2014 (the “Prospectus”) and other materials relating to the rights offering by MBT Financial Corp. (the “Company”). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase additional shares of the Company’s common stock only during a limited period. You will find answers to some frequently asked questions about the rights offering beginning on page 2 of the Prospectus. The exercise of subscription rights is irrevocable.

Summary of the Terms of the Rights Offering

•	We are distributing to each holder of our common stock on the record date, which is March 7, 2014, at no charge, one non-transferable subscription right for each share of common stock owned. The subscription rights are evidenced by non-transferable subscription certificates, which we also refer to as rights certificates.

•	Each subscription right entitles the rights holder to purchase .0664 share of our common stock at a price of $4.25 per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price. We will not issue fractional shares, but rather will round down the aggregate number of shares the rights holder is entitled to receive to the nearest whole share. To exercise your subscription right follow carefully the instructions on the reverse side of the enclosed rights certificate and return the completed form to our subscription agent, American Stock Transfer Company, together with full payment for the shares you desire to purchase, at the address indicated on the rights certificate. We have enclosed a return envelope for your use and convenience.

•	Subject to proration as described in the Prospectus, each subscription right also grants the holder an oversubscription privilege to purchase up to an additional three times the number of common shares available to the holder under the basic subscription right. You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

•	If you wish to exercise your oversubscription right, please follow carefully the instructions on the reverse of the rights certificate.
•	If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., Eastern time, on April 15, 2014, the expiration date for the rights offering, subject to extension or earlier termination.

•	You are not required to exercise any of your subscription rights. If you request and pay for more shares than are allocated to you, we will refund the overpayment promptly, without interest.

March __, 2014

•	In connection with the exercise of the subscription rights, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the basic and oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

If your shares are held in your name, a rights certificate is enclosed. If your shares are otherwise held in the name of your bank, broker or other nominee, you must contact your bank, broker or other nominee if you wish to participate in this rights offering.

If you have any questions regarding completing the subscription materials or submitting payment in the rights offering, please contact our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC at (800) 934-5449 or http://www.amstock.com/main/nav_contactUs.asp.

If you have any general questions regarding the Company, or the rights offering, please contact our sales agent for the offering, Donnelly Penman & Partners, by contacting Andrew C. Christians, Vice President, at (313) 393-3074; achristians@donnellypenman.com, or Gregory H. Cunningham, Senior Associate, at (313) 393-3070; gcunningham@donnellypenman.com.

Sincerely,
H. Douglas Chaffin President and Chief Executive Officer